Janet Kacskos, Iomega Corporation (801) 332-4736 / kacskos@iomega.com

Analyst/Investors, please contact:
Wade Olsen, Iomega Corporation (801) 332-4430 / olsenw@iomega.com

FOR IMMEDIATE RELEASE

                         IOMEGA CHIEF EXECUTIVE RESIGNS

ROY, Utah, August 19, 1999 - Iomega Corporation (NYSE:IOM) announced today that effective August 31, 1999, Jodie Glore will resign as president and chief executive officer of Iomega Corporation. In resigning, Mr. Glore said that he made this decision for personal reasons and that he is not leaving for another job. "I expect to take my first vacation in three years and spend time with my family," said Glore.

Glore added that Iomega has made considerable progress in the 10 months he was president and believes the progress will continue after he leaves. He said that he would be available to the chairman and to the board for whatever advice and counsel they would seek from him. Glore concluded by saying that Iomega has many great employees, customers and suppliers and that they provide a solid foundation for Iomega's future growth.

It is expected that David J. Dunn, chairman of Iomega's board of directors will serve as acting president and CEO until a new CEO is hired. Dunn has been Iomega's chairman since 1980. He is the managing general partner of Idanta Partners Ltd., a venture capital firm, a position he has held since 1971.

About Iomega
Iomega Corporation (NYSE:IOM) manufactures and markets the award-winning Zip(R), Jaz(R) and Clik!(TM) drives and disks that help people to organize, manage, create, exchange and share their important information. Used in homes, businesses, government, education and by creative professionals everywhere, Iomega storage solutions are the enabling technologies preferred by millions. The Company can be reached at 1-800-MY-STUFF (800-697-8833), or on the Web at http://www.iomega.com.



EDITOR'S NOTE:
A letter to shareholders from David J. Dunn is attached to this press release. It is also available at www.iomega.com/letter.html.

Special note: Statements contained in this release and in the letter to shareholders from Mr. Dunn related to returning to profitable growth, increasing development of software, continuing improvement in quality and customer service, reducing expense levels and successfully filling key open positions are forward looking statements. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including market acceptance of, and demand for, Iomega's products, manufacturing, development and distribution issues, product pricing, competition, intellectual property rights and other risks identified in Iomega's Annual Report to Stockholders for 1998 on Form 10-K, filed March 26, 1999 and its most recent quarterly reports filed with the SEC.

Iomega, Zip, Jaz and the stylized "i" logo are registered trademarks and Clik! and NZR are trademarks of Iomega Corporation. All other products and brand names are the property of their respective owners. For maximum reliability, use only genuine Zip disks featuring the genuine Zip 100 or Zip 250 symbols in your Zip drive.

                             Letter to Shareholders

      Jodie Glore has informed Iomega's board of directors that he is resigning as president and CEO, effective August 31st. I and every other member of Iomega's board deeply regret Jodie's decision. We believe that he has gotten off to a good start and has the potential to do an outstanding job for Iomega. On a personal basis, working with Jodie has been a pleasure - he is one of the finest people I've worked with. I and everyone else at Iomega will miss him.
      Jodie will have to speak for himself as to his reason for leaving. I can only say that it was not because of a lack of confidence in him or support of him by the board of directors. He informs me that he is not leaving for another position and intends to take a vacation and spend time with his family.
      Where do we go from here? First, let me say that I am confident that Iomega can return to profitable growth. We have a strong customer franchise -
2.5 million Zip drives and 17.2 million Zip disks were shipped in the second quarter of 1999. Total Zip drives shipped to date were more than 26 million and total Zip disks shipped more than 150 million.
      The  basic  Zip  business  is and  should be  profitable.  I believe  that profitability can be enhanced by closer contact with end users. We have to understand how and why they use Zip drives and educate them on additional uses. We are increasing our development of software to enhance the value of our products. We have improved significantly in quality and customer service and will recommit ourselves to continued improvement in these areas. We have cut manpower and expenses significantly and will continue to challenge expense levels.
      We have many good people in Iomega and with them we will create an environment which encourages individual contribution to problem solving, strategy development, cost reduction and profitability.
      There is no reason that I know of why Iomega can't be profitable. We have been investing the profits made on Zip into the development and introduction of new products. We have to make the new products stand on their own financially. We must become profitable overall again.
      Jodie recently recruited a new CFO, Philip G. Husby, and a new treasurer, Tracy M. Welch. They are strong and welcome additions to our management team. We will redouble our efforts to fill open key positions most importantly a new president and CEO. We expect to choose a recruiting firm within a short time to assist us in this search.
      It is anticipated that I will serve as chairman and CEO until we hire the new president and CEO, and I will do everything I can to move Iomega ahead in the interim. I do not envision a holding action. I will be very disappointed if we can't make real progress toward achieving our goals.
      As shareholders may sense from the tone of this letter, I have undiminished enthusiasm for the value and prospects of Iomega. I can't guarantee success, but I will do all in my power to make it happen.
      I hope that you, our shareholders, will bear with us as we recruit a new CEO. We will do everything we can to find the right person and to create the atmosphere within Iomega, which will ensure his or her success.

                                    Respectfully,

                                    /s/ DAVID J. DUNN
                                    -----------------------------
                                    DAVID J. DUNN
                                    Chairman